Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC”, CHANGING ITS NAME FROM “ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC” TO “ROCHDALE HIGH YIELD ALTERNATIVE STRATEGIES FUND TEI LLC”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF MARCH, A.D. 2013, AT 8:22 O’CLOCK A.M.

4122107 8100	[SEAL]	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
130306645	AUTHENTICATION: 0278503
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 03-13-13

State of Delaware Secretary of State Division of Corporations Delivered 08:35 AM 03/13/2013 FILED 08:22 AM 03/13/2013 SRV 130306645 – 4122107 FILE
CERTIFICATE OF AMENDMENT

OF

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC

(Pursuant to Section 18-202 of the Delaware Limited Liability Company Act)

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC, a limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act,

DOES HEREBY CERTIFY THAT:

FIRST: The name of the limited liability company is Rochdale Core Alternative Strategies Fund TEI LLC.

SECOND:  The Certificate of Formation of said limited liability company is hereby amended to change the name of the limited liability company by striking the First Article in its entirety and replacing the First Article with the following:

“FIRST: The name of the limited liability company is ROCHDALE HIGH YIELD ALTERNATIVE STRATEGIES FUND TEI LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 13th day of March 2013.

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI LLC

By: /s/ Garrett R. D’Alessandro
Name: Garrett R. D’Alessandro
Title: Authorized Person